Scholastic Reports Q4 And Fiscal 2015 Results And Fiscal 2016 Outlook

Strong Operating Performance in Children's Books and Continuing Education Businesses

Completed Sale of Educational Technology and Services Reflected in Discontinued Operations

NEW YORK, July 23, 2015 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal fourth quarter and full year ended May 31, 2015.

The Company reported consolidated earnings per diluted share of $8.30 and $8.80 for the fiscal fourth quarter and full year 2015, respectively, which included a gain on the sale of its Educational Technology and Services ("EdTech") business segment. In the prior fiscal year, consolidated earnings per diluted share was $0.85 and $1.36 for the fourth quarter and full year 2014, respectively. Amounts in the summary financial table below for all periods demonstrate the impact of discontinued operations and any special one-time items.

In $ Millions (except per share data)	Fourth Quarter 2015	Full Year 2015	Fourth Quarter 2014	Full Year 2014
Operating Income from Continuing Operations, excluding Special One-Time Items	$ 56.4	$ 79.6	$ 63.0	$ 69.6
Net Income	$ 282.3	$ 294.6	$ 28.1	$ 44.4
Less – Earnings from Discontinued Operations, Net of Tax	264.8	279.1	6.1	31.1
Earnings from Continuing Operations	17.5	15.5	22.0	13.3
Add Back – Special One-Time Items	14.0	27.8	14.9	24.8
Earnings from Continuing Operations, excluding Special One-Time Items	$ 31.5	$ 43.3	$ 36.9	$ 38.1
Earnings Per Diluted Share from Continuing Operations, excluding Special One-Time Items	$ 0.93	$ 1.29	$ 1.12	$ 1.17

Fiscal 2015 Highlights – Continuing Operations

  Excluding special one-time items, 2015 EPS from continuing operations increased +10% to $1.29 on +5% revenue growth.
  Operating income from continuing operations, excluding special one-time items, of $79.6 million, up +14% from prior year.
  Sustained turnaround in Clubs with revenue up +19%, and continued growth in Fairs up + 5%.
  Revenues of the Education segment (previously Classroom and Supplemental Materials Publishing) grew +8% on strength of Guided Reading and Classroom Magazines.
  The Company now reports its operating results in three segments – Children's Book Publishing and Distribution, Education, and International.

"In Fiscal 2015, Scholastic's market leading children's book business as well as its continuing education business performed extremely well, in-line with our expectations. Through the sale of the Educational Technology and Services business and the repositioning of our media and entertainment operations, our company is now more closely aligned around our core business of supporting children's literacy at the classroom and school level, and independent reading at school and home," said Richard Robinson, Chairman, President and Chief Executive Officer.

"Our businesses now have a simplified operating structure with strong recurring revenues, and are better positioned for more effective collaboration on print and digital products and in the use of enterprise-wide data analytics to improve marketing and sales. Together, we are building closer relationships with teachers, principals and parents to expand our pre-K through middle school literacy support and to improve student reading capacity in every school. Internationally, we are continuing to build our consumer book and educational materials businesses for the global marketplace.

"Scholastic's balance sheet has never been stronger, allowing us to make the investments necessary to continue to drive profitable growth in all channels, while remaining committed to returning value to shareholders through dividends and share repurchases."

Discontinued Operations

As a result of the May 29, 2015 sale of the EdTech business and the restructuring of our former Media, Licensing and Advertising segment, all current period and prior period amounts have been adjusted to reflect EdTech and the Company's production studio and game console digital content businesses, as well as the print edition of Scholastic Parent & Child®, as discontinued operations. The earnings from discontinued operations, net of tax, were $264.8 million and $279.1 million for the three and twelve months ended May 31, 2015, respectively. Net earnings from discontinued operations include the gain on the sale of the EdTech business, after taxes, transaction fees and other expenses, net of assets sold, and the write-down of net assets of certain discontinued operations. Earnings per diluted share attributable to the Company's discontinued operations, including the net gain on the sale of the EdTech business, was $7.78 for the fourth quarter and $8.34 for the full fiscal year.

Fourth Quarter 2015 Results – Continuing Operations

Scholastic reported fourth quarter 2015 revenues from continuing operations of $487.7 million, basically flat with the $489.0 million recorded in the fourth quarter of 2014, reflecting higher sales in the Company's Children's Book Publishing and Distribution and Education (formerly Classroom and Supplemental Materials Publishing) segments, offset by lower sales in the Company's International segment, which were impacted by unfavorable foreign exchange of $10.3 million in the quarter. Operating income from continuing operations in the fourth quarter fell 12% to $33.5 million, compared to $38.0 million a year ago, mostly due to lower margin contribution from the International segment. Earnings per diluted share from continuing operations were $0.52, compared to $0.67 per diluted share in the fourth quarter of 2014.

Fourth quarter 2015 results included one-time pre-tax charges of $22.9 million, primarily related to unabsorbed overhead associated with the former EdTech business, the non-cash write-down of certain production and programming assets and related goodwill, one-time severance paid in connection with cost reduction and restructuring programs, and the discontinuance of certain outdated technology platforms. These one-time items resulted in after-tax charges of $14.0 million, or $0.41 per share, in the current period. Fourth quarter 2014 results included one-time, mostly non-cash, after-tax charges of $14.9 million, or $0.45 per share, primarily related to the write-down of legacy Storia® operating system-specific apps, as well as a settlement charge related to the Company's pension plan, severance paid in connection with cost reduction and restructuring programs and unabsorbed overhead burden associated with the former EdTech business. Excluding these special items in both years, fourth quarter 2015 operating income was $56.4 million, compared to $63.0 million in the prior year period, a decrease of 10%, and earnings per diluted share from continuing operations decreased 17% to $0.93, compared to $1.12 in the fourth quarter of 2014.

Fiscal Year 2015 Results – Continuing Operations

Total revenues from continuing operations in 2015 were $1.64 billion, an increase of 5% from $1.56 billion in 2014, reflecting higher sponsor growth and order volume in our school-based book clubs, continued growth in school book fairs, growth in the Education segment including increased circulation in classroom magazines and strong demand for the Company's guided reading and summer reading programs, partially offset by a drop in international sales attributable to the strength of the U.S. dollar overseas resulting in unfavorable foreign currency translation of $19.7 million. Operating income from continuing operations for the full year 2015 was $32.9 million, compared to $10.4 million in 2014. Earnings per diluted share from continuing operations were $0.46 for the fiscal year, compared to $0.41 in the prior year, which include one-time charges of $0.83 and $0.76 per diluted share, respectively.

Excluding special one-time items, operating income was $79.6 million, compared to $69.6 million a year ago, an increase of 14%. For fiscal 2015, earnings per diluted share from continuing operations excluding one-time items were $1.29 versus $1.17 in fiscal 2014, an increase of 10%.

Free cash flow (as defined), which includes both continuing and discontinued operations, for the fiscal year was $73.7 million, compared to $63.7 million in fiscal 2014. At year end, the Company's cash and cash equivalents exceeded the Company's total debt by $500.8 million, compared to a net debt (as defined) position of $114.9 million a year ago. The higher net cash position is primarily due to the receipt of proceeds from the sale of the EdTech business at fiscal year-end. The Company's reported net cash position does not include $34.5 million of cash proceeds held in escrow pursuant to the terms of the sale of the EdTech business. These escrowed funds are recorded as restricted cash on the Company's balance sheet.

Fiscal 2016 Outlook

The Company continues to expect that more demanding educational standards for language arts and literacy will drive profitable growth in children's books, classroom book collections and classroom magazines. The Company also anticipates that its broad offering of engaging content and solutions will continue to build students' enthusiasm for reading, expanding our Club, Fair, and Trade channels, as well as building the continuing Education business where we offer customized solutions for pre-K through 8th grade literacy through print and digital curriculum content and professional learning programs.

Scholastic expects total revenue in fiscal 2016 of approximately $1.7 billion and earnings per diluted share in the range of $1.35 to $1.55, before the impact of one-time items, with steady, but moderate, growth across the majority of its businesses.

Fiscal 2016 free cash flow is expected to be between $35 to $45 million, compared to $73.7 million in fiscal 2015. The fiscal 2016 free cash flow outlook does not include an expected one-time tax payment on the gain on the sale of the EdTech business of approximately $186 million. The lower free cash flow estimate is primarily attributable to transaction-related expenses incurred in the fiscal 2015 year but scheduled to be paid in fiscal 2016, as well as the impact of the current year's discontinued operations on next year's free cash flow. This outlook includes capital expenditures of $40 to $50 million, compared to $30.7 million in fiscal 2015, and prepublication and production spending of approximately $30 to $40 million, compared to $62.5 million in fiscal 2015, which included the EdTech business.

In Children's Book Publishing and Distribution, the Company anticipates sustained growth in Clubs and Fairs arising from schools' renewed focus on reading. Book Clubs is expected to realize moderate growth in the number of teacher-sponsors, as well as higher levels of spending by families participating in each club offering. Book Fairs is expected to continue to shift to higher performing fairs and increased student participation. In Trade, standout titles for the coming year include the new illustrated edition of Harry Potter® and the Sorcerer's Stone, The Marvels by the Caldecott Medal winner Brian Selznick, additional titles in The Baby-Sitters Club® Graphix series adapted by Raina Telgemeier, Eisner Award winning creator of Smile, and the twelfth book in the Captain Underpants® series by Dav Pilkey, as well as new titles in the acclaimed Goosebumps® series in connection with the scheduled release of Sony Pictures' Goosebumps movie in October 2015.

In the Education segment, Scholastic is a leading provider of instructional materials that build student reading skills, along with engaging books and classroom magazines for independent reading practice. The Company expects to build upon its position as a result of the new standards' emphasis on higher level thinking skills, spurring wider use of both literature and non-fiction texts. With schools and districts seeking to improve student achievement in literacy and language arts, the Company expects continued growth from its customized curriculum solutions and professional development programs, as well as its family and community engagement consulting practice.

In the International segment, the emerging middle class in developing countries throughout Asia and the world will continue to drive demand for the Company's English-language books and instructional materials, including Scholastic's Singapore mathematics series PR1ME™ and its digital reading assessment program Scholastic LiteracyPro™, as well as continued success in clubs, fairs, trade and education in the UK, Canada and Australia. While the U.S. dollar's steep rise in value is expected to continue to create headwinds for sales and earnings in our international operations, the Company plans to take advantage of its international development capacity in Asia for the production of lower cost product for the global marketplace.

Fourth Quarter and Fiscal 2015 Segment Results

Children's Book Publishing and Distribution. Segment revenue in the fourth quarter was $284.9 million, compared to $284.1 million in the prior year period. Operating income was $40.4 million, up 50%, compared to $27.0 million in the prior period. Fiscal 2015 operating income was impacted by special charges for certain programming assets and related goodwill taken in connection with the repositioning of the Company's media and entertainment business that are now part of this segment, as well as a one-time charge relating to the transition to a new technology platform for club ordering. For fiscal 2015, segment revenue was $958.7 million, an increase of $65.7 million, or 7%, compared to $893.0 million in fiscal 2014. Full year operating income was $85.6 million, compared to operating income of $23.8 million in the prior year, including the impact of special one-time items of $10.6 million and $31.4 million, respectively. Excluding these one-time items, full year operating income increased by $41.0 million, or 74%, to $96.2 million, compared to $55.2 million in the prior period, due to higher sales and lower technology-related spend. Segment results for both the quarter and fiscal year, which now include audio and video books, as well as rights and licensing, primarily reflect higher teacher-sponsorship of book clubs and higher revenue per fair in the Company's book fair operations. Trade revenues in the fourth quarter were $6.2 million, or 13% below the prior year, but essentially flat with the prior year on a full fiscal year basis.

Education (formerly Classroom and Supplemental Materials Publishing). Segment revenue in the fourth quarter was $105.0 million, an increase of 9% versus the prior period revenue of $96.0 million, due to increased sales of classroom book programs and classroom magazines. Segment operating income for the quarter was $36.1 million, compared to $29.5 million in the fourth quarter of fiscal 2014, an increase of 22%. For the fiscal year, segment revenue was $275.9 million, compared to $255.1 million a year ago, an 8% improvement, due to strong sales of the Company's guided reading and summer reading programs, as well as in classroom magazines, where circulation increased by over one million year-over-year and now exceeds 14.1 million in total. Segment operating income improved by 26% to $48.4 million in fiscal 2015, up from $38.5 million in the prior period. The Company's Instructor® magazine and the digital edition of Scholastic Parent & Child, and associated advertising, previously reported in Media, Licensing and Advertising, are now incorporated in this reporting segment.

International. Segment revenue in the fourth quarter was $97.8 million, down 10% versus the prior period revenue of $108.9 million. Operating income for the quarter was $3.0 million versus $9.2 million in the fourth quarter of fiscal 2014. For the fiscal year, segment revenue was $401.2 million, compared to $413.4 million in the prior year. Due to the strengthening of the U.S. dollar, foreign exchange had a negative impact on revenue of $10.3 million and $19.7 million in the fourth quarter and full year, respectively. Segment operating income in fiscal 2015 was $20.6 million, including special one-time items of $5.7 million related to the write-down of certain outdated technology platforms, restructuring severance and inventory charges taken in connection with a warehouse optimization project, compared to $30.4 million in fiscal 2014, which included one-time charges of $0.6 million. Excluding these one-time items in both years, segment operating income fell $4.7 million, or 15%, owing to the higher cost of U.S. dollar-denominated product, as well as increased investment in new products and systems.

Other Financial Results. Corporate overhead expense was $91.3 million in fiscal 2015, compared to $55.1 million in the prior year, excluding one-time items of $30.4 million and $27.2 million, respectively, primarily reflecting higher strategic technology spend on enterprise-wide management platforms and higher depreciation expense on the NYC headquarters building acquired in 2014. The higher enterprise-wide technology spend reflected in overhead is largely offset by lower business unit-specific spend reflected in the segment results, primarily in the Children's Book Publishing and Distribution segment. Special one-time items in overhead expense in the current and prior fiscal years include unallocated overhead that would have historically been charged to the EdTech segment. The Company will be reimbursed for certain costs associated with the unallocated overhead related to the Company's former EdTech business pursuant to a two-year transitional services agreement with Houghton Mifflin Harcourt.

As previously announced, the Company's Board of Directors authorized an additional $50 million, to a current limit of $59.9 million, for repurchases of its common stock under the Company's stock repurchase program. The Board of Directors also declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the first quarter of fiscal 2016, as previously announced. The dividend is payable on September 15, 2015 to shareholders of record as of the close of business on August 31, 2015.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 23, 2015. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 74153358. The recording will be available through Friday, July 31, 2015.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning materials and programs, classroom magazines and other products that, in combination, offer schools customized and comprehensive solutions to support children's learning both at school and at home. The Company also makes quality, affordable books available to all children through school-based book clubs and book fairs. With a 94 year history of service to schools and families, Scholastic continues to carry out its commitment to "Open a World of Possible" for all children. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/15	05/31/14	05/31/15	05/31/14

Revenues	$487.7	$489.0	$1,635.8	$1,561.5

Operating costs and expenses:
Cost of goods sold (1)	212.9	223.0	758.5	725.0
Selling, general and administrative expenses (2)(3)(4)	215.6	196.6	770.1	730.5
Bad debt expense	1.7	1.7	10.6	7.3
Depreciation and amortization	11.1	15.1	47.9	60.3
Asset impairments (5)	12.9	14.6	15.8	28.0
Total operating costs and expenses	454.2	451.0	1,602.9	1,551.1

Operating income (loss)	33.5	38.0	32.9	10.4

Other expense (income)	0.1	0.0	0.1	0.0
Interest expense, net	0.9	1.0	3.5	6.9
(Gain) loss on investments (6)	-	1.1	(0.6)	5.8

Earnings (loss) from continuing operations before income taxes	32.5	35.9	29.9	(2.3)

Provision (benefit) for income taxes (7)	15.0	13.9	14.4	(15.6)

Earnings (loss) from continuing operations	17.5	22.0	15.5	13.3

Earnings (loss) from discontinued operations, net of tax	264.8	6.1	279.1	31.1

Net income (loss)	$282.3	$28.1	$294.6	$44.4

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (8)
Basic:
Earnings (loss) from continuing operations	0.53	0.68	0.47	0.42
Earnings (loss) from discontinued operations, net of tax	8.04	0.19	8.53	0.97
Net income (loss)	8.57	0.87	9.00	1.39

Diluted:
Earnings (loss) from continuing operations	0.52	0.67	0.46	0.41
Earnings (loss) from discontinued operations, net of tax	7.78	0.18	8.34	0.95
Net income (loss)	8.30	0.85	8.80	1.36

Basic weighted average shares outstanding	32,914	32,240	32,685	31,985
Diluted weighted average shares outstanding	33,950	32,825	33,394	32,528

(1)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former educational technology and services business of $0.2 and $0.4, respectively and in the twelve months ended May 31, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada. In the three and twelve months ended May 31, 2014, the Company recognized a pretax charge of $2.4 for royalties related to Storia operating system-specific apps that are no longer supported due to the transition to a Storia streaming model.  For the twelve months ended May 31, 2014, the Company recognized a $0.3 pretax charge related to unabsorbed burden associated with the former educational technology and services business.

(2)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former educational technology and services business of $4.4 and $15.4, respectively. In the three and twelve months ended May 31, 2014, the Company recognized a pretax charge related to unabsorbed burden associated with the former educational technology and services business of $3.9 and $15.9, respectively.

(3)

In the three and twelve months ended May 31, 2015, the Company recognized pretax severance expense of $5.3 and $8.9, respectively, as part of cost reduction and restructuring programs. In the three and twelve months ended May 31, 2014, the Company recognized pretax severance expense of $1.4 and $9.9, respectively, as part of a cost savings initiative.

(4)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to the relocation of the Company's Klutz division of $0.1 and $0.4, respectively, and in the twelve months ended May 31, 2015, the Company recognized a pretax pension settlement charge of $4.3. In the three and twelve months ended May 31, 2014, the Company recognized a pretax pension settlement charge of $1.7 and a pretax charge of $1.0 related to Storia operating system-specific apps.

(5)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax impairment charge of $8.3 in connection with the restructuring of the Company's media and entertainment businesses and a $4.6 pretax impairment charge related to the discontinuation of certain outdated technology platforms. In the twelve months ended May 31, 2015, the Company recognized a $2.9 pretax impairment charge associated with the closure of the retail store located at the Company headquarters in New York City. In the three and twelve months ended May 31, 2014, the Company recognized a pretax impairment charge of $14.6 for assets in the Children's Book Publishing and Distribution segment related to Storia operating system-specific apps and in the twelve months ended May 31, 2014, the Company recognized a pretax impairment charge of $13.4 related to goodwill associated with the book clubs reporting unit in the Children's Book Publishing and Distribution segment.

(6)

In the twelve months ended May 31, 2015, the Company recognized a pretax gain of $0.6 on the sale of a UK-based cost method investment.  In the three and twelve months ended May 31, 2014, the Company recognized a pretax loss of $0.1 and $4.8, respectively, related to a UK-based cost method investment.

(7)

In the twelve months ended May 31, 2014, the Company recognized $13.8 of tax benefits from previously unrecognized income tax positions related to the Company's settlement of the 2007, 2008 and 2009 IRS audits.

(8)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/15	05/31/14	Change		05/31/15	05/31/14	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$67.1	$66.9	$0.2	0%	$275.3	$230.7	$44.6	19%
Book Fairs	177.0	170.2	6.8	4%	497.4	472.3	25.1	5%
Consolidated Trade	40.8	47.0	(6.2)	(13%)	186.0	190.0	(4.0)	(2%)
Total revenue	284.9	284.1	0.8	0%	958.7	893.0	65.7	7%
Operating income (loss)	40.4	27.0	13.4	50%	85.6	23.8	61.8
Operating margin	14.2%	9.5%			8.9%	2.7%

Education
Revenue	105.0	96.0	9.0	9%	275.9	255.1	20.8	8%
Operating income (loss)	36.1	29.5	6.6	22%	48.4	38.5	9.9	26%
Operating margin	34.4%	30.7%			17.5%	15.1%

International
Revenue	97.8	108.9	(11.1)	(10%)	401.2	413.4	(12.2)	(3%)
Operating income (loss)	3.0	9.2	(6.2)	(67%)	20.6	30.4	(9.8)	(32%)
Operating margin	3.1%	8.4%			5.1%	7.4%

Overhead expense	46.0	27.7	(18.3)	(66%)	121.7	82.3	(39.4)	(48%)

Operating income (loss) from continuing operations	$33.5	$38.0	($4.5)	(12%)	$32.9	$10.4	$22.5

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		05/31/15	05/31/14

Continuing Operations
	Cash and cash equivalents	$506.8	$20.9
	Restricted cash	34.5	0.0
	Accounts receivable, net	193.8	212.1
	Inventories, net	257.6	256.4
	Accounts payable	146.8	137.5
	Accrued royalties	26.8	30.7
	Lines of credit, short-term debt and current portion of long-term debt	6.0	15.8
	Long-term debt, excluding current portion	0.0	120.0
	Total debt	6.0	135.8
	Total capital lease obligations	0.7	0.0
	Net debt (1)	(500.8)	114.9

Discontinued Operations
	Total assets of discontinued operations	3.1	178.6
	Total liabilities of discontinued operations	14.1	49.5

Total stockholders' equity		1,204.9	915.4

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/15	05/31/14	05/31/15	05/31/14

	Net cash provided by (used in) operating activities	$58.0	$71.5	$166.9	$156.8
	Less: Additions to property, plant and equipment	10.1	7.6	30.7	27.0
	Pre-publication and production costs	18.4	18.8	62.5	66.1

	Free cash flow (use) (2) (3)	$29.5	$45.1	$73.7	$63.7

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and twelve months ended May 31, 2015 and May 31, 2014.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/15	items	One-time items	05/31/14	items	One-time items

Revenues	$487.7	$0.0	$487.7	$489.0	$0.0	$489.0

Operating costs and expenses:
Cost of goods sold (1)	212.9	(0.2)	212.7	223.0	(2.4)	220.6
Selling, general and administrative expenses (2)(3)(4)	215.6	(9.8)	205.8	196.6	(8.0)	188.6
Bad debt expense	1.7	-	1.7	1.7	-	1.7
Depreciation and amortization	11.1	-	11.1	15.1	-	15.1
Asset impairments (5)	12.9	(12.9)	-	14.6	(14.6)	-
Total operating costs and expenses	454.2	(22.9)	431.3	451.0	(25.0)	426.0

Operating income (loss)	33.5	22.9	56.4	38.0	25.0	63.0

Other expense (income)	0.1		0.1	0.0		0.0
Interest expense, net	0.9	-	0.9	1.0	-	1.0
(Gain) loss on investments (6)	-	-	-	1.1	(0.1)	1.0

Earnings (loss) from continuing operations before income taxes	32.5	22.9	55.4	35.9	25.1	61.0

Provision (benefit) for income taxes (7)	15.0	8.9	23.9	13.9	10.2	24.1

Earnings (loss) from continuing operations	17.5	14.0	31.5	22.0	14.9	36.9

Earnings (loss) from discontinued operations, net of tax	264.8	-	264.8	6.1	-	6.1

Net income (loss)	$282.3	$14.0	$296.3	$28.1	$14.9	$43.0

Earnings (loss) per diluted share from continuing operations	0.52	0.41	0.93	0.67	0.45	1.12
Earnings (loss) per diluted share from discontinued operations, net of tax	7.78	-	7.78	0.18	-	0.18
Net income (loss) per diluted share	8.30	0.41	8.71	0.85	0.45	1.30

	TWELVE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/15	items	One-time items	05/31/14	items	One-time items

Revenues	$1,635.8	$0.0	$1,635.8	$1,561.5	$0.0	$1,561.5

Operating costs and expenses:
Cost of goods sold (1)	758.5	(1.9)	756.6	725.0	(2.7)	722.3
Selling, general and administrative expenses (2)(3)(4)	770.1	(29.0)	741.1	730.5	(28.5)	702.0
Bad debt expense	10.6	-	10.6	7.3	-	7.3
Depreciation and amortization	47.9	-	47.9	60.3	-	60.3
Asset impairments (5)	15.8	(15.8)	-	28.0	(28.0)	-
Total operating costs and expenses	1,602.9	(46.7)	1,556.2	1,551.1	(59.2)	1,491.9

Operating income (loss)	32.9	46.7	79.6	10.4	59.2	69.6

Other expense (income)	0.1		0.1	0.0		0.0
Interest expense, net	3.5	-	3.5	6.9	-	6.9
(Gain) loss on investments (6)	(0.6)	0.6	-	5.8	(4.8)	1.0

Earnings (loss) from continuing operations before income taxes	29.9	46.1	76.0	(2.3)	64.0	61.7

Provision (benefit) for income taxes (7)	14.4	18.3	32.7	(15.6)	39.2	23.6

Earnings (loss) from continuing operations	15.5	27.8	43.3	13.3	24.8	38.1

Earnings (loss) from discontinued operations, net of tax	279.1	-	279.1	31.1	-	31.1

Net income (loss)	$294.6	$27.8	$322.4	$44.4	$24.8	$69.2

Earnings (loss) per diluted share from continuing operations	0.46	0.83	1.29	0.41	0.76	1.17
Earnings (loss) per diluted share from discontinued operations, net of tax	8.34	-	8.34	0.95	-	0.95
Net income (loss) per diluted share	8.80	0.83	9.63	1.36	0.76	2.12

(1)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former educational technology and services business of $0.2 and $0.4, respectively and in the twelve months ended May 31, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada. In the three and twelve months ended May 31, 2014, the Company recognized a pretax charge of $2.4 for royalties related to Storia operating system-specific apps that are no longer supported due to the transition to a Storia streaming model.  For the twelve months ended May 31, 2014, the Company recognized a $0.3 pretax charge related to unabsorbed burden associated with the former educational technology and services business.

(2)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former educational technology and services business of $4.4 and $15.4, respectively. In the three and twelve months ended May 31, 2014, the Company recognized a pretax charge related to unabsorbed burden associated with the former educational technology and services business of $3.9 and $15.9, respectively.

(3)

In the three and twelve months ended May 31, 2015, the Company recognized pretax severance expense of $5.3 and $8.9, respectively, as part of cost reduction and restructuring programs. In the three and twelve months ended May 31, 2014, the Company recognized pretax severance expense of $1.4 and $9.9, respectively, as part of a cost savings initiative.

(4)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to the relocation of the Company's Klutz division of $0.1 and $0.4, respectively, and in the twelve months ended May 31, 2015, the Company recognized a pretax pension settlement charge of $4.3. In the three and twelve months ended May 31, 2014, the Company recognized a pretax pension settlement charge of $1.7 and a pretax charge of $1.0 related to Storia operating system-specific apps.

(5)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax impairment charge of $8.3 in connection with the restructuring of the Company's media and entertainment businesses and a $4.6 pretax impairment charge related to the discontinuation of certain outdated technology platforms. In the twelve months ended May 31, 2015, the Company recognized a $2.9 pretax impairment charge associated with the closure of the retail store located at the Company headquarters in New York City. In the three and twelve months ended May 31, 2014, the Company recognized a pretax impairment charge of $14.6 for assets in the Children's Book Publishing and Distribution segment related to Storia operating system-specific apps and in the twelve months ended May 31, 2014, the Company recognized a pretax impairment charge of $13.4 related to goodwill associated with the book clubs reporting unit in the Children's Book Publishing and Distribution segment.

(6)

In the twelve months ended May 31, 2015, the Company recognized a pretax gain of $0.6 on the sale of a UK-based cost method investment.  In the three and twelve months ended May 31, 2014, the Company recognized a pretax loss of $0.1 and $4.8, respectively, related to a UK-based cost method investment.

(7)

In the twelve months ended May 31, 2014, the Company recognized $13.8 of tax benefits from previously unrecognized income tax positions related to the Company's settlement of the 2007, 2008 and 2009 IRS audits.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/15	items	One-time items	05/31/14	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$67.1		$67.1	$66.9		$66.9
	Book Fairs	177.0		177.0	170.2		170.2
	Consolidated Trade	40.8		40.8	47.0		47.0
	Total revenue	284.9		284.9	284.1		284.1
	Operating income (loss) (1)	40.4	10.3	50.7	27.0	18.0	45.0
	Operating margin	14.2%		17.8%	9.5%		15.8%

	Education
	Revenue	105.0		105.0	96.0		96.0
	Operating income (loss)	36.1		36.1	29.5		29.5
	Operating margin	34.4%		34.4%	30.7%		30.7%

	International
	Revenue	97.8		97.8	108.9		108.9
	Operating income (loss) (2)	3.0	4.2	7.2	9.2	-	9.2
	Operating margin	3.1%		7.4%	8.4%		8.4%

	Overhead expense (3)(4)(5)	46.0	(8.4)	37.6	27.7	(7.0)	20.7

	Operating income (loss) from continuing operations	$33.5	$22.9	$56.4	$38.0	$25.0	$63.0

		TWELVE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/15	items	One-time items	05/31/14	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$275.3		$275.3	$230.7		$230.7
	Book Fairs	497.4		497.4	472.3		472.3
	Consolidated Trade	186.0		186.0	190.0		190.0
	Total revenue	958.7		958.7	893.0		893.0
	Operating income (loss) (1)	85.6	10.6	96.2	23.8	31.4	55.2
	Operating margin	8.9%		10.0%	2.7%		6.2%

	Education
	Revenue	275.9		275.9	255.1		255.1
	Operating income (loss)	48.4		48.4	38.5		38.5
	Operating margin	17.5%		17.5%	15.1%		15.1%

	International
	Revenue	401.2		401.2	413.4		413.4
	Operating income (loss) (2)	20.6	5.7	26.3	30.4	0.6	31.0
	Operating margin	5.1%		6.6%	7.4%		7.5%

	Overhead expense (3)(4)(5)	121.7	(30.4)	91.3	82.3	(27.2)	55.1

	Operating income (loss) from continuing operations	$32.9	$46.7	$79.6	$10.4	$59.2	$69.6

(1)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax impairment charge of $8.3 in connection with the restructuring of the Company's media and entertainment businesses, a $1.9 pretax impairment charge related to the discontinuation of certain outdated technology platforms, and a pretax charge related to the relocation of the Company's Klutz division of $0.1 and $0.4, respectively. In the three and twelve months ended May 31, 2014, the Company recognized a pretax  charge of $18.0 for assets related to Storia operating system-specific apps and in the twelve months ended May 31, 2014, the Company recognized a pretax impairment charge of $13.4 related to goodwill associated with the book clubs reporting unit in the Children's Book Publishing and Distribution segment.

(2)

In the three and twelve months ended May 31, 2015, the Company recognized pretax severance expense of $1.5 as part of cost reduction and restructuring programs and a $2.7 pretax impairment charge related to the discontinuation of certain outdated technology platforms. In the twelve months ended May 31, 2015, the Company recognized a pretax charge of $1.5 related to a warehouse optimization project in Canada. In the twelve months ended May 31, 2014, the Company recognized pretax severance expense of $0.6 as part of a cost savings initiative.

(3)

In the three and twelve months ended May 31, 2015, the Company recognized a pretax charge related to unabsorbed burden associated with the former educational technology and services business of $4.6 and $15.8, respectively. In the three and twelve months ended May 31, 2014, the Company recognized a pretax charge related to unabsorbed burden associated with the former educational technology and services business of $3.9 and $16.2, respectively.

(4)

In the three and twelve months ended May 31, 2015, the Company recognized pretax severance expense of $3.8 and $7.4, respectively, as part of cost reduction and restructuring programs. In the three and twelve months ended May 31, 2014, the Company recognized pretax severance expense of $1.4 and $9.3, respectively, as part of a cost savings initiative.

(5)

In the twelve months ended May 31, 2015, the Company recognized a pretax pension settlement charge of $4.3 and a $2.9 pretax impairment charge associated with the closure of the retail store located at the Company headquarters in New York City. In the three and twelve months ended May 31, 2014, the Company recognized a pretax pension settlement charge of $1.7.

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CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com, Media: Kyle Good, (212) 343-4563, kgood@scholastic.com